EXHIBIT 99.10

CONSENT AND WAIVER AGREEMENT

This CONSENT AND WAIVER AGREEMENT (the “Consent”), dated as of October 12, 2012, is provided under the Loan Agreement, dated as of August 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among A123 Systems, Inc., a Delaware corporation (“Borrower”), and Wanxiang America Corporation (“Lender”), as the initial lender and agent for any Person who may become a lender under the Loan Agreement.  Capitalized terms used herein but not defined herein have the meaning given in the Loan Agreement.

WHEREAS, pursuant to clause (f) of Article VII of the Loan Agreement, an Event of Default would occur if any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

WHEREAS, as of the date hereof, the HB Notes constitute Material Indebtedness.

WHEREAS, pursuant to clause (r) of Article VII of the Loan Agreement, an Event of Default would occur if during any period that the aggregate outstanding principal amount of the HB Notes shall exceed $1,000,000, any “Event of Default” thereunder shall occur.

WHEREAS, pursuant to the terms of HB Notes, Borrower is obligated to make payments of principal and interest in respect of the HB Notes on first (1st) and the fifteenth (15th) day of each calendar month (each, an “HB P&I Payment”).

NOW, THEREFORE, the parties hereto agree as follows:

1.           Consent and Waiver.  Lender hereby consents to Borrower not making any HB P&I Payments until November 15, 2012 and waives any Event of Default pursuant to clause (f), clause (g) or clause (r) of Article VII of the Loan Agreement or otherwise that would result from the failure by Borrower to make any HB P&I Payment, any other default under the HB Notes, or any failure by the Borrower to redeem the HB Notes pursuant to an “Event of Default Redemption Notice” under the HB Notes during the period of time until November 15, 2012 (such Events of Default, the “Specified Defaults”); provided that unless Borrower makes all of the HB P&I Payments that are due through November 15, 2012 and otherwise cures all defaults under the HB Notes on or prior to November 15, 2012, an Event of Default under Article VII of the Loan Agreement would occur immediately.  This specific waiver and the specific consent apply only to the Specified Defaults and only for the express circumstances described above.  This specific waiver and consent shall not be construed to constitute (i) a waiver of, or consent to, any other event, circumstance or condition or a waiver of any other right or remedy available to the Lender pursuant to the Loan Agreement or any other Loan Document or (ii) a course of dealing or a consent to any departure by Borrower from any other term or requirement of the Loan Agreement.

2.           Governing Law.  This Consent shall be governed by, and construed under, the laws of the State of New York, without reference to rules of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

3.           Counterparts.  This Consent may be executed in multiple originals and by counterpart.

4.           Scope of Consent.  This Consent applies only to the matters explicitly addressed herein and no other execution, amendment, modification or termination of any term of the Loan Agreement is authorized hereby.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Consent to be duly executed by their officers duly authorized as of the date first set forth above.

WANXIANG AMERICA CORPORATION,
as Lender and Agent

By:	/s/ Paul Cumberland
Name: Paul Cumberland
Title: Director of Investments

Agreed and acknowledged:

A123 Systems, Inc.
as Borrower

By:	/s/ David Prystash
Name: David Prystash
Title: Chief Financial Officer

Agreed and acknowledged:

Wanxiang Clean Energy USA Corp.
as Purchaser under the Securities Purchase Agreement

By:	/s/ Daniel Li
Name: Daniel Li
Title: Vice President

Consent